Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2020 RESULTS

Investment and Savings Products sales increase 28% to $2.2 billion

Issued Term Life policies grow 11%

Term Life Insurance net premiums grow 10%; adjusted direct premiums grow 11%

Strong momentum in recruiting leads to 5% growth in new life-licensed representatives

Net earnings per diluted share (EPS) of $1.75, down 5%; return on stockholders’ equity (ROE) of 18.2%

Diluted adjusted operating EPS of $2.05, up 18%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 21.8%

Declared dividend of $0.40 per share, payable on June 15, 2020

Duluth, GA, April 29, 2020 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended March 31, 2020. Total revenues of $524.9 million increased 6% compared to the first quarter of 2019.  Net income of $72.5 million decreased 8%, while earnings per diluted share (EPS) of $1.75 decreased 5% compared to the same quarter last year.  The decline in both net income and EPS were driven by pre-tax realized losses on the invested asset portfolio of $10.0 million and mark-to-market adjustments on the reinsurance deposit asset of $6.4 million in the current quarter.

Adjusted operating revenues, adjusted net operating income and diluted adjusted operating earnings per share, which are non-GAAP financial measures, continue to exclude the impact of realized gains/losses and the mark-to-market adjustment on the reinsurance deposit asset.  A reconciliation of non-GAAP to GAAP financial measures is included at the end of this release.

Adjusted operating revenues were $541.3 million, increasing 10% compared to the first quarter of 2019. Adjusted net operating income of $85.0 million increased 13%, while diluted adjusted operating earnings per share of $2.05 increased 18% compared to the same quarter last year.

First quarter results reflect strong sales and financial performance in both the Term Life and Investment and Savings Products (ISP) segments.  Term Life operating revenues increased 10% year-over-year due principally to an 11% increase in adjusted direct premiums, while pre-tax income increased 18%, reflecting favorable year-over-year trends in persistency.  ISP revenues increased 14% and pre-tax income grew 12% year-over-year, led by robust sales and growth in average client asset values.  The significant market downturn at the end of the quarter led to an increase in Canadian Segregated Fund DAC amortization in the period.  During the quarter, the Company repurchased $90 million of common stock toward its $250 million goal for the year.

“Our quarterly results reflect the strength of our financial position and the sales momentum that has been building for some time,” said Glenn Williams, Chief Executive Officer.  “While the COVID-19 pandemic may adversely impact our financial results in the near-term, our strong momentum at its onset and the flexibility of our sales force and distribution model give us confidence that we will be able to navigate through this major health crisis and any economic downturn.”

First Quarter Distribution & Segment Results

Distribution Results
	1Q 2020	1Q 2019	% Change
Life-Licensed Sales Force (1)	130,095	129,821	*
Recruits	84,762	63,223	34%
New Life-Licensed Representatives	10,599	10,065	5%
Life Insurance Policies Issued	71,318	64,242	11%
Life Productivity (2)	0.18	0.16	*
ISP Product Sales ($ billions)	$2.25	$1.76	28%
Average Client Asset Values ($ billions)	$66.59	$61.45	8%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated or less than 1%

Segment Results
	Q1 2020	Q1 2019	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$327,746	$296,843	10%
Investment and Savings Products	185,032	162,672	14%
Corporate and Other Distributed Products (1)	28,567	30,478	(6)%
Total adjusted operating revenues (1)	$541,345	$489,993	10%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$82,892	$70,339	18%
Investment and Savings Products	47,700	42,684	12%
Corporate and Other Distributed Products (1)	(19,637)	(15,649)	25%
Total adjusted operating income before income taxes (1)	$110,955	$97,374	14%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

During the first quarter, we ran two incentives that offered discounted independent business application fees to new recruits. The first was held in early January to generate excitement at the start of the new year and the second in late March as COVID-19 concerns began to emerge.  These incentives, combined with strong recruiting momentum during the non-promotion period, led to a 34% increase in the number of new recruits year-over-year.  New life licensed representatives increased 5% year-over-year, facing some headwinds in March as testing sites began to close due to the pandemic.   As of March 31, 2020, the Company had 130,095 independent life-licensed representatives, largely unchanged year-over-year.

Term Life Insurance

Life insurance policies issued during the first quarter increased 11% to 71,318, reflecting the momentum that began late last year and reversing a quarterly deceleration of productivity experienced over the last few years.  Productivity for the quarter was 0.18 policies per life insurance licensed representative, up from 0.16 policies per life insurance licensed representative in the prior year.

Revenues of $327.7 million increased 10% compared to the first quarter of 2019 and pre-tax income of $82.9 million increased 18% year-over-year.  Performance was driven by 11% growth in adjusted direct premiums and strong, favorable trends in persistency. Benefits and claims were in line with historical experience.  Insurance expenses increased 13% from growth in the business and enhanced technology-related capabilities.

Given the timing of the onset of the COVID-19 pandemic in the U.S. and Canada, the Term Life Insurance segment’s production and financial results were not notably impacted by the pandemic in the first quarter.

Investment and Savings Products

Total product sales during the current quarter were a record $2.2 billion, a 28% increase compared to the same quarter last year.  The increase in sales was due to a combination of strong demand for mutual funds and variable annuity products and, to a lesser degree, higher sales of managed accounts.  Average client asset values were $66.6 billion, increasing 8% year-over-year.  The impact of market disruption during the quarter reduced quarter-end client asset values to $59.0 billion.  Net client inflows were $543 million, compared to $227 million in the first quarter of 2019, reflecting strong year-over-year sales growth and redemptions that were in line with the growth in client asset values.

Revenues of $185.0 million during the quarter increased 14% compared to the same quarter in 2019 and pre-tax income of $47.7 million increased 12% year-over-year.  Sales-based revenues grew 21% in-line with growth in revenue-generating product sales, while asset-based revenues grew 11% due to growth in average client asset values.  Sales and asset-based commission expenses generally grew in-line with the associated revenues.  The market disruption at the end of March adversely impacted Canadian segregated fund DAC amortization by $1.8 million in contrast to favorable market conditions in the first quarter of 2019 that lowered amortization by $1.9 million in the prior year period.

Corporate and Other Distributed Products

During the quarter, the Company recorded an adjusted operating loss before taxes of $19.6 million compared to an adjusted operating loss before taxes of $15.6 million during the first quarter of 2019.  The year-over-year increase in pre-tax loss includes a $1.6 million charge to recognize an allowance for reinsured benefits and claims on a discontinued line of business ceded in 1995 to a reinsurance counterparty that was ordered into receivership this year. Additionally, allocated net investment income was $2.0 million lower as a higher proportion of investment income was allocated to the Term Life Insurance segment to support growth in the business.

Taxes

The first quarter effective income tax rate was 23.4% which is higher than last year’s first quarter rate of 22.7%.  The difference is largely driven by a lower tax benefit being recognized on vested equity awards as the difference between the grant and vest prices was smaller on awards vesting this year than on those vesting in the prior year period.

Capital

During the first quarter, the Company repurchased 880,222 shares of common stock for $90 million.  The Company expects to repurchase $250 million of its common stock during 2020.  The Board of Directors has approved a dividend of $0.40 per share, payable on June 15, 2020, to stockholders of record on May 22, 2020.

Primerica has a strong balance sheet and continues to be well-capitalized to meet future needs.  Primerica Life Insurance Company’s statutory risk-based capital (RBC)

ratio was estimated to be about 430% and holding company liquidity of $272 million as of March 31, 2020.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude realized investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, April 30, 2020 at 10:00 am EST, to discuss the quarter’s results.  To access the webcast, go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, major public health pandemics, epidemics or outbreaks, specifically the novel COVID-19 pandemic; our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to  our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event; changes in federal,  state and provincial legislation or regulation that affects our insurance,  investment product, and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business or a significant change in the competitive environment in which we operate; fluctuations in the performance of client assets under management; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of, or legal challenges to, the support tools we provide to the sales force; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; economic down cycles that impact our business, financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; the loss of key personnel or sales force leaders; and fluctuations in the market price of our common stock or  Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5 million lives and had approximately 2.5 million client investment accounts at December 31, 2019. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2018. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2020	December 31, 2019
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,242,037	$2,356,996
Fixed-maturity security held-to-maturity, at amortized cost	1,237,270	1,184,370
Equity securities, at fair value	34,125	40,684
Trading securities, at fair value	44,997	43,233
Policy loans	31,799	32,927
Total investments	3,590,228	3,658,210
Cash and cash equivalents	273,085	256,876
Accrued investment income	18,582	17,361
Reinsurance recoverables	4,132,897	4,169,823
Deferred policy acquisition costs, net	2,346,656	2,325,750
Agent balances, due premiums and other receivables	226,830	227,100
Intangible assets, net	45,275	45,275
Income taxes	66,744	70,492
Operating lease right-of-use assets	49,192	47,265
Other assets	392,498	384,634
Separate account assets	2,128,924	2,485,745
Total assets	$13,270,911	$13,688,531

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,472,397	$6,446,569
Unearned and advance premiums	16,905	15,470
Policy claims and other benefits payable	330,489	339,954
Other policyholders' funds	390,040	388,663
Notes payable	374,131	374,037
Surplus note	1,236,644	1,183,728
Income taxes	208,357	209,221
Operating lease liabilities	55,315	53,487
Other liabilities	498,699	510,443
Payable under securities lending	28,896	28,723
Separate account liabilities	2,128,924	2,485,745
Total liabilities	11,740,797	12,036,040

Stockholders' equity:
Common stock	405	412
Paid-in capital	-	-
Retained earnings	1,565,803	1,593,281
Accumulated other comprehensive income (loss), net of income tax	(36,094)	58,798
Total stockholders' equity	1,530,114	1,652,491
Total liabilities and stockholders' equity	$13,270,911	$13,688,531

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2020	2019
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$702,637	$677,286
Ceded premiums	(386,825)	(389,795)
Net premiums	315,812	287,491
Commissions and fees	190,069	167,315
Net investment income	15,420	24,111
Realized investment gains (losses)	(10,030)	2,847
Other, net	13,665	13,223
Total revenues	524,936	494,987

Benefits and expenses:
Benefits and claims	134,813	122,284
Amortization of deferred policy acquisition costs	70,311	64,628
Sales commissions	96,607	83,799
Insurance expenses	48,709	43,402
Insurance commissions	6,844	5,619
Interest expense	7,192	7,180
Other operating expenses	65,914	65,707
Total benefits and expenses	430,390	392,619
Income before income taxes	94,546	102,368
Income taxes	22,077	23,203
Net income	$72,469	$79,165

Earnings per share:
Basic earnings per share	$1.75	$1.84
Diluted earnings per share	$1.75	$1.83

Weighted-average shares used in computing earnings per share:
Basic	41,131	42,824
Diluted	41,239	42,942

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2020	2019	% Change
Total revenues	$524,936	$494,987	6%
Less: Realized investment gains (losses)	(10,030)	2,847
Less: 10% deposit asset MTM included in NII	(6,379)	2,147
Adjusted operating revenues	$541,345	$489,993	10%

Income before income taxes	$94,546	$102,368	(8)%
Less: Realized investment gains (losses)	(10,030)	2,847
Less: 10% deposit asset MTM included in NII	(6,379)	2,147
Adjusted operating income before income taxes	$110,955	$97,374	14%

Net income	$72,469	$79,165	(8)%
Less: Realized investment gains (losses)	(10,030)	2,847
Less: 10% deposit asset MTM included in NII	(6,379)	2,147
Less: Tax impact of preceding items	3,832	(1,132)
Adjusted net operating income	$85,046	$75,303	13%

Diluted earnings per share (1)	$1.75	$1.83	(5)%
Less: Net after-tax impact of operating adjustments	(0.30)	0.09
Diluted adjusted operating earnings per share (1)	$2.05	$1.74	18%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2020	2019	% Change
Direct premiums	$696,564	$670,755	4%
Less: Premiums ceded to IPO coinsurers	260,076	276,150
Adjusted direct premiums	$436,488	$394,605	11%

Ceded premiums	$(385,232)	$(388,100)
Less: Premiums ceded to IPO coinsurers	(260,076)	(276,150)
Other ceded premiums	$(125,156)	$(111,950)

Net premiums	$311,332	$282,655	10%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2020	2019	% Change
Total revenues	$12,158	$35,472	(66)%
Less: Realized investment gains (losses)	(10,030)	2,847
Less: 10% deposit asset MTM included in NII	(6,379)	2,147
Adjusted operating revenues	$28,567	$30,478	(6)%

Loss before income taxes	$(36,046)	$(10,655)	238%
Less: Realized investment gains (losses)	(10,030)	2,847
Less: 10% deposit asset MTM included in NII	(6,379)	2,147
Adjusted operating loss before income taxes	$(19,637)	$(15,649)	25%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	March 31, 2020	December 31, 2019	% Change
Stockholders' equity	$1,530,114	$1,652,491	(7)%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	(1,318)	64,563
Adjusted stockholders' equity	$1,531,432	$1,587,928	(4)%